EXHIBIT 12


                    GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES

           STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES







  (Unaudited)

  (In millions)

                                For the year ended December 31,

                                  ---------------------------

                                  1998      1997      1996

                                 -----     -----     -----


  Fixed charges:

   Total interest expense       $  443    $  465    $  459

   One-third of rent expense        25        25        23

                                 -----    ------    ------

  Total fixed charges              468       490       482

                                 -----     -----    ------



  Add (deduct):

   Income before income taxes,

     extraordinary item and

     accounting change             491       235       296

   Interest capitalized              9        11        31

                                ------    ------    ------

                                   500       246       327

                                ------    ------    ------

  Earnings for fixed charges    $  968    $  736    $  809

                                ======    ======    ======

  Ratio of earnings to fixed charges      2.07x     1.50x     1.68x

                                ======    ======    ======



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